                                                                EXHIBIT (c)(1)


                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 14, 1998, by and among Vulcan Materials Company, a New Jersey corporation ("Parent"), ALB Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and CalMat Co., a Delaware corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, pursuant to this Agreement the Purchaser has agreed to commence a tender offer (the "Offer") to purchase all of the outstanding common stock, par value $1.00 per share (the "Common Shares," and together with the associated common share purchase rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of September 22, 1987, as amended as of October 26, 1992 and July 22, 1997, by and between the Company and First Chicago Trust Company of New York, as Rights Agent, the "Shares"), at a price per Share of $31.00 net to the seller in cash (such $31.00 price or any higher price Purchaser determines in its sole discretion to pay in the Offer, the "Offer Price");

                  WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the conditions set forth herein, (i) approved the Offer, (ii) approved this Agreement and (iii) resolved to recommend that the Company's stockholders accept the Offer and adopt this Agreement;

                  WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the merger of the Purchaser with and into the Company (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding Common Shares not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive an amount equal to the Offer Price in cash;

                  WHEREAS, as a condition to and inducement to Parent's and the Purchaser's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of the Company's directors are entering into and delivering support agreements (the "Support Agreements") in the form attached hereto as Exhibit B; and

                  WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                    THE OFFER

              SECTION 1.1. The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and none of the events set forth in Exhibit A hereto (the "Tender Offer Conditions") shall have occurred,
(i) as promptly as practicable but in no event later than the fifth business day from the date of this Agreement, Parent shall (A) cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) the Offer and, (B) after affording the Company a reasonable opportunity to review and comment thereon, file all necessary documents with the Securities and Exchange Commission (the "SEC") in connection with the Offer (the "Offer Documents") and (ii) Parent shall use reasonable best efforts to consummate the Offer, subject to the terms and conditions thereof. The obligation of the Purchaser to accept for payment and pay for any Shares tendered pursuant thereto will be subject only to the satisfaction or waiver of the Tender Offer Conditions.

                  (b) Without the prior written consent of the Company, the Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) subject to Parent's and Purchaser's right to waive same (subject to clause (iv) below), amend the Tender Offer Conditions or impose additional conditions to the Offer, (iv) waive the Minimum Condition (as defined in Exhibit A hereto) or (v) amend any other term of the Offer in any manner adverse to the holders of Common Shares. The Offer shall remain open until the later of (x) the date that is 20 business days (as such term is defined in Rule 14d-l(c)(6) under the Exchange Act) after the commencement of the Offer and (y) January 1, 1999 (such later date being referred to herein as the "Expiration Date"), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable law, in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire. If at any Expiration Date any of the Tender Offer Conditions are not satisfied or waived by the Purchaser, or if required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, the Purchaser shall extend the Offer from time to time until all of the Tender Offer Conditions have been satisfied or waived or until an extension is not required by such rule, regulation, interpretation or position; provided that no individual extension shall extend beyond 5 business days (as such term is defined in Rule 14d-1(c)(6) under the Exchange Act), or for such longer period as required by any applicable law or any such rule, regulation, interpretation or position, from the immediately preceding Expiration Date and that the Purchaser shall in no event be required to extend the Offer beyond March 31, 1999. In addition, if all of the Tender Offer Conditions are satisfied and more than 70% but less than 90% of the outstanding Common Shares on a fully diluted basis have been validly tendered and not withdrawn in the Offer, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions beyond the latest Expiration Date that would be permitted under the third sentence of this Section 1.1(b). Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all of the Tender Offer Conditions as of any Expiration Date, Parent shall cause the Purchaser to, and the Purchaser shall, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such Expiration Date of the Offer.

                  (c) Parent and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws. Parent and the Purchaser agree to provide to the Company and its counsel any comments Parent or the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

              SECTION 1.2. Company Actions.

                  (a) The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Common Shares, as promptly as practicable on the date of the filing by Parent and the Purchaser of the Offer Documents with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") reflecting the recommendation of the Company Board that holders of Shares tender their Shares pursuant to the Offer, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held, has (i) determined by unanimous vote of its directors that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company's stockholders,
(ii) approved the Offer and this Agreement in accordance with the DGCL and (iii) recommended acceptance of the Offer and adoption of this Agreement by the Company's stockholders (if such adoption is required by applicable law); provided, however, that such recommendation, adoption and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith following consultation with outside counsel that failure to take such action would constitute a breach of the Company Board's fiduciary obligations under applicable law. The Company further represents that, prior to the execution hereof, Credit Suisse First Boston Corp. ("CSFB"), has delivered to the Company Board its opinion (subsequently confirmed in writing) that, as of the date hereof, the consideration to be received by the holders of Common Shares (other than

Parent or any of its affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.2(a).

                  (b) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable federal securities law. The Company agrees to provide to Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Shares as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders. Subject to the requirements of applicable law, and except for such steps as are reasonably necessary to disseminate the Offer Documents and any other documents and information reasonably necessary to consummate the Offer and the Merger, Parent and the Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and information, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company or destroy (as certified in writing), and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy (as certified in writing), all copies of and any extracts or summaries from such information then in their possession or control.

              SECTION 1.3. Directors.

                  (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company

Board (determined after giving effect to the election of directors pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its affiliates bears to the total number of Common Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time (as defined in Section 2.2), the Company Board shall always have at least two members who are neither officers, directors, affiliates or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a person who is not a Purchaser Insider to fill such vacancy.

                  (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information supplied by Parent on a timely basis with respect to Parent and its designees as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply any such information with respect to itself and its designees required by such Section and Rule to the Company.

                  (c) Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser, any waiver of any of the Company's rights hereunder or any other actions taken by the Company, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension, waiver or action would be reasonably likely to have an adverse effect on the minority stockholders of the Company.


                                   ARTICLE II

                                   THE MERGER

              SECTION 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

              SECTION 2.2. Effective Time. As soon as practicable, but in any event within five business days, after the satisfaction or waiver of the conditions set forth in Article VII, the Company shall execute, in the manner required by the DGCL, and deliver to the Secretary of

State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

              SECTION 2.3. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

              SECTION 2.4. Certificate of Incorporation and By-Laws of the Surviving Corporation.

                  (a) The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

                  (b) The By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

              SECTION 2.5. Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

              SECTION 2.6. Officers. The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

              SECTION 2.7. Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Common Shares held by Parent, the Purchaser, any wholly-owned Subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares (as defined in Section 3.1)), shall be cancelled and retired and shall be converted into the right to receive an amount equal to the Offer Price in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share.

              SECTION 2.8. Conversion of Purchaser Common Stock. The Purchaser has outstanding 1,000 shares of common stock, par value $.01 per share, all of which are entitled to vote with respect to approval of this Agreement. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

              SECTION 2.9. Options; Stock Plans. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and use its reasonable best efforts to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Options") heretofore granted under any stock option or similar plan of the Company (the "Stock Plans"), or under any agreement, without any payment therefor except as otherwise provided in this Section 2.9. Effective as of immediately prior to the Effective Time, the Company shall accelerate the vesting of all Options, if any, which are not then vested, and, giving effect to the foregoing, each then vested option shall no longer be exercisable but shall only entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company (subject to any applicable withholding taxes), at the Effective Time, equal to the product of (x) the total number of Common Shares subject to such vested option and (y) the excess of the Merger Price over the exercise price per Common Share subject to such vested option (the "Cash Payments"). The Company represents and warrants that it has taken all necessary action to terminate the 1987 Stock Option Plan, the 1990 Stock Option Plan, the 1993 Stock Option Plan, the 1998 Stock Option Plan and the Employee Stock Purchase Plan, as any of them may have been amended, and all other Stock Plans, and any other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary in each case effective immediately prior to the Effective Time. The Company will take all reasonable steps to ensure that none of Parent, the Company or any of their respective subsidiaries is or will be bound by any Options or other options, warrants, rights or agreements that would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof.

              SECTION 2.10. Stockholders' Meeting.

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

                        (i) duly call, give notice of, convene and hold a
              special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer for the purpose of adopting this Agreement;

                        (ii) prepare and file with the SEC a preliminary proxy
              statement relating to this Agreement, and use its reasonable best efforts (x) to obtain and furnish the information required by the SEC to be included in the Proxy Statement (as hereinafter

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              defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                        (iii) subject to the fiduciary obligations of the
              Company Board under applicable law as provided in Section 1.2(a), include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of this Agreement.

                  (b) Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Purchaser or any of its other subsidiaries, including all Shares purchased pursuant to the Offer, in favor of the approval of the Merger and of this Agreement.

              SECTION 2.11. Merger Without Meeting of Stockholders. Notwithstanding Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Common Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


                                   ARTICLE III

                      DISSENTING SHARES; PAYMENT FOR SHARES

              SECTION 3.1. Dissenting Shares. Notwithstanding Section 2.7, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Price, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price pursuant to Section
2.7. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, or otherwise negotiate any such demands.

              SECTION 3.2. Payment for Common Shares.

                  (a) From and after the Effective Time, such bank or trust company as shall be mutually reasonably acceptable to Parent and the Company shall act as paying agent (the

"Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 2.7. Promptly following the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to
Section 2.7.

                  (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Common Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificate shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall be required to pay the full Merger Price in respect of any Common Shares represented by such Certificate; however, Parent may require the owner of such lost, stolen or destroyed Certificate to execute and deliver to the Paying Agent a form of affidavit, in form and substance reasonably satisfactory to Parent, claiming such Certificate to be lost, stolen or destroyed, and may require such owner to post a bond in such amount as Parent may determine to be reasonably necessary as indemnity against any claim that may be made against Parent or the Paying Agent.

                  (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the corresponding enumerated section of the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and the Purchaser as follows:

              SECTION 4.1. Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's subsidiaries is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its subsidiaries has the requisite power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and, with respect to the Company and the Company's subsidiaries that are organized in a jurisdiction in the United States of America, is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any change or effect that is or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect to the extent attributable to (i) the economy or the securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof or
(iii) the Company's industry in general, and not specifically relating to the Company or its subsidiaries. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the certificate of incorporation and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its subsidiaries and has made available a complete and correct copy of the Rights Agreement as amended to the date hereof.

              SECTION 4.2. Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 100,000,000 Common Shares and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). As of the close of business on November 9, 1998,

23,797,279 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and no Common Shares were held in treasury. As of the date hereof, the Company has no shares of Preferred Stock issued or outstanding. The Company has no shares reserved for issuance, except that, as of November 6, 1998, there were 2,115,604 Common Shares reserved for issuance pursuant to outstanding Stock Options and rights granted under the Stock Plans and 37,641,169 Common Shares reserved for issuance upon exercise of the Rights.
Section 4.2 of the Company Disclosure Schedule sets forth as of November 6, 1998, the holders of all outstanding Options and the number, exercise prices, vesting schedules and expiration dates of each grant to such holders. Since January 1, 1998, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date or as of the date hereof. All the outstanding Common Shares are, and all Common Shares that may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth in this Section 4.2, and except for the Rights and the Rights Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or any other equity or voting interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, and except for the Rights Agreement and the Company's obligations in respect of the Options under the Stock Plans, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 4.2 of the Company Disclosure Schedule, such shares of the Company's subsidiaries are owned by the Company or by a subsidiary of the Company, in each case free and clear of any lien, claim, option, charge, security interest or encumbrance (any of the foregoing, a "Lien"). Set forth in Section 4.2 of the Company Disclosure Schedule is a complete and correct list of each subsidiary (direct or indirect).

              SECTION 4.3. Authority Relative to this Agreement and Related Matters. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for any required approval by the Company's stockholders in connection with consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated in connection herewith have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Common Shares entitled to vote thereon, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of such agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

              SECTION 4.4. No Conflict; Required Filings and Consents.

                  (a) Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities "blue sky" or takeover law are met, (iii) the filing of the certificate of merger and other appropriate merger documents, if any, as required by the DGCL, is made and (iv) approval of this agreement by the holders of a majority of the Common Shares, if required by the DGCL, is received, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) result in a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to or rights under, any of the Company's existing Plans (as hereinafter defined) or any grant or award made under any of the foregoing,
(iii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to the Company or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iv) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, the triggering of any payment by, or the increase in any other obligation of, the Company or any of its subsidiaries or the creation of any Lien on any of the properties or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii), (iii) or this clause (iv) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, other than, in the case of clause (iii) or (iv) above, any such violations that, individually or in the aggregate, would not (A) reasonably be expected to have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay consummation of any transactions contemplated by this Agreement.

                  (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act,
(ii) the filing of the appropriate certificate of merger and any other relevant documents pursuant to the DGCL, and (iii) compliance with the HSR Act; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of Parent or any of its subsidiaries or facts specifically pertaining to any of them.

              SECTION 4.5. SEC Reports and Financial Statements.

                  (a) Since January 1, 1996, the Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto, collectively, the "SEC Reports") and has heretofore made available to Parent complete and correct copies of all such forms, reports, schedules, registration statements, and proxy statements. As of their respective dates, the SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) The (i) consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-K, as amended prior to the date hereof, for the fiscal year ended December 31, 1997, and (ii) the unaudited consolidated balance sheet as of June 30, 1998 and the unaudited consolidated statements of operations, common stockholders' equity and cash flows for the three- and six-month periods ended June 30, 1998 of the Company contained in the Company's Form 10-Q for the three-month period ended June 30, 1998, in each case present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein and were prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, including in the related notes (subject, in the case of unaudited statements, to the absence of notes and to recurring audit adjustments normal in nature and amount).

                  (c) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the SEC Reports filed prior to the date of this Agreement (the "Filed Company SEC Reports") or the notes thereto, since December 31, 1997 neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) other than liabilities incurred in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC to any agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

              SECTION 4.6. Environmental Matters.

                  (a) The business and operations of the Company and its subsidiaries comply in all material respects with all applicable Environmental Laws. The Company and its subsidiaries have obtained all material Governmental Permits relating to Environmental Laws necessary for the operation of their businesses; all such material Governmental Permits are in full force and effect, and the Company and its subsidiaries are in compliance in all material respects with all terms and conditions of such permits. Neither the Company nor any of its subsidiaries is subject to any investigation by, order from or claim by any person (including without limitation any Governmental Entity or prior owner or operator of any of the Company Property) respecting (i) any Environmental Law,
(ii) any Remedial Action or (iii) any claim arising from the Release or threatened Release of any Hazardous Materials into the environment, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law, except for such proceedings, orders, judgments, decrees or settlements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Neither the Company nor any of its subsidiaries has (i) reported a Release of a Hazardous Materials pursuant to Section 103(a) of CERCLA, or any state equivalent; (ii) filed a notice pursuant to Section 103(c) of CERCLA; or (iii) filed any notice under any applicable Environmental Law reporting a violation of any applicable Environmental Law; except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is not now with respect to the operations of the Company or any of its subsidiaries, nor to the best knowledge of the Company has there ever been, into, on or under any Company Property, or into, on or under any other properties, including landfills, in which Hazardous Materials have been disposed by the Company or any of its subsidiaries, (A) any Release, (B) any treatment, recycling, storage or disposal of any Hazardous Materials, or (C) any underground storage tank, surface impoundment, landfill, leachfield or waste pile, except for such events that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (c) To the knowledge of the Company, any asbestos-containing material or presumed asbestos-containing material that is on or part of any Company Property does not violate any currently applicable Environmental Law in any material respect. None of the products manufactured, distributed or sold by the Company or any of its subsidiaries contained asbestos or asbestos-containing material other than for any such manufacturing, distributions or sales that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

              (d) For purposes of this Section:

                   (i) "Company Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset now or, to the Company's knowledge, previously, owned, leased or operated by the Company or any of its present or, to the Company's knowledge as of the date hereof past, subsidiaries.

                   (ii) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and any regulations promulgated thereunder.

                   (iii) "Environmental Law" means all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

                   (iv) "Governmental Permits" means any permits, licenses, certificates, orders, consents, authorizations, franchises and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its subsidiaries as currently configured and operated.

                   (v) "OSHA" means the Occupational Safety and Health Act, as amended, and any regulations promulgated thereunder.

                   (vi) "Hazardous Materials" means, collectively, (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polycholorinated biphenyls in excess of 50 parts per million, and radon gas; and (B) any chemicals, materials, substances or wastes that are defined as or included in the definition of "hazardous materials," "hazardous wastes" or "toxic substances" under applicable Environmental Laws.

                   (vii) "RCRA" means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

                   (viii) "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment or into or out of any Company Property, including the movement of any Hazardous Materials through or in the air, soil, surface water, groundwater or Company Property.

                   (ix) "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way remediate any Hazardous Material; (b) prevent the release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform studies, investigations and care related to any such Hazardous Material.

              SECTION 4.7. Compliance with Applicable Laws. Except with respect to Environmental Laws, which are covered exclusively in Section 4.6, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (the "Company Permits") as are necessary to conduct their respective businesses in the manner currently conducted, except for any such Company Permits the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except for such failures to be in compliance that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. Except with respect to Environmental Laws that are covered in Section 4.6, the business operations of the Company and its subsidiaries have been conducted in compliance with all laws, ordinances and regulations of any Governmental Entity, except for violations that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

              SECTION 4.8. Change of Control. The total amounts payable to the executives identified in Section 4.8 of the Company Disclosure Schedule (excluding payments to such executives in respect of their vested options which are listed in Section 4.2 of the Company Disclosure Schedule), as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any "gross-up" payments with respect to any of the foregoing), based on the Offer Price being $31.00, will not exceed the amount set forth on such schedule (subject to the adjustments specified therein).

              SECTION 4.9. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. This Section 4.9 does not pertain to any matters to the extent arising out of this Agreement or the transactions contemplated hereby.

              SECTION 4.10. Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Offer Documents, (ii) the Proxy Statement or (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the

"Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

              SECTION 4.11. Certain Approvals. The Company Board has taken any and all necessary and appropriate action to render inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement the provisions of
Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies to the Offer, the Merger or the other transactions contemplated by this Agreement.

              SECTION 4.12. Employee Benefit Plans.

                  (a) Section 4.12(a) of the Company Disclosure Schedule includes a complete list of all material employee benefit plans, programs, and other arrangements providing benefits or compensation to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA and all other material employee benefit, employment, bonus, incentive, profit sharing, thrift, compensation, restricted stock, retirement, savings, deferred compensation, stock purchase, stock option, termination, severance, change in control, fringe benefit and other similar plans, programs, agreements or arrangements.

                  (b) With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
(ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to or interpretations of any Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or interpretations.

                  (c) Section 4.12(c) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the "Code") ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Schedule 4.12(c) identifies each Plan which is intended to meet the requirements of Code Section 501(c)(9), and each such plan meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

                  (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

                  (e) The Company and each of its subsidiaries have complied, and are now in compliance, in all respects with all provisions of ERISA and (with respect to any Plan) the Code and all laws and regulations applicable to the Plans, other than any instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan.

                  (f) With respect to each Plan that is subject to Title IV or
Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

                  (g) Except as set forth in Schedule 4.12(g) of the Company Disclosure Schedule: (i) no Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (ii) none of the Company and its subsidiaries, nor any entity, trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with the Company or any of its subsidiaries under
Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an "ERISA Affiliate"), has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability as defined in Part I of Subtitle E of Title IV of ERISA ("Withdrawal Liability") as a result of a complete or partial withdrawal from any Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full. With respect to each Plan that is a Multiemployer Plan or a Multiple Employer Plan, except as set forth in Schedule 4.12(g), (A) if the Company or any of its subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (B) none of the Company and its subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated. There does not now exist, nor, to the knowledge of the Company as of the date hereof, do any circumstances exist that are reasonably likely to result in, any liability under (i) Title IV of ERISA,
(ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980D of the Code, or (v) to the knowledge of the Company as of the date hereof, corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relate solely to, the Plans, that would be a liability of the Company or any of its subsidiaries following the Closing, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, none of the Company, its subsidiaries nor any ERISA Affiliate of the Company or any of its subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

                  (h) Except as disclosed on Schedule 4.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its subsidiaries. The Company and each of its subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

                  (i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in liability of the Company or any of its subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (j) Except as disclosed on Schedule 4.12 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, except as disclosed on Schedule 4.12 of the Company Disclosure Schedule, no amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

              SECTION 4.13. Taxes.

                  (a) The Company and each of its subsidiaries has filed all federal, state, and all material county, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it, and all other material Tax Returns required to be filed by it, and has paid or caused to be paid all Taxes (as hereinafter defined) shown as due and payable on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all Taxes payable in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failures to so file or pay or make adequate provision would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Section 4.13 of the Company Disclosure Schedule lists the periods through which the material Tax Returns required to be filed by the Company or any of its subsidiaries have been examined by the IRS or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would, individually or in the aggregate, reasonably be expected to result in a deficiency which could have a Material Adverse Effect on the Company, other than those heretofore fully paid or fully provided for in the Company's financial statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return or any material Taxes of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(2) of the Code) owned by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries (i) has been during the preceding five
(5) years a member of an affiliated group filing consolidated returns for federal income tax purposes (except for the group of which the Company is the common parent), (ii) has any liability for the Taxes of any person (other than the Company and its subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect. The Company and each of its subsidiaries have made all material estimated income tax deposits and all other material required tax payments or deposits (including withholding taxes) and have complied for all prior periods in all material respects with the tax provisions of all applicable federal, state, local and other laws. The Company has made available to Parent and the Purchaser correct and complete copies of its federal income tax returns for the last three taxable years and has made available such other tax returns as requested by Parent and the Purchaser.

                  (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

              SECTION 4.14. Absence of Certain Changes. Since December 31, 1997
(i) there have not been any changes or effects prior to the date hereof that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course and in a manner consistent with past practice; and (iii) there has not been any revaluation by the Company or any of its subsidiaries of any material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

              SECTION 4.15. Labor Matters. Except as disclosed in the Filed Company SEC Reports or on Section 4.15 of the Company Disclosure Schedule, no employees of the Company or of any of its subsidiaries are represented by any labor union or any collective bargaining organization. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

              SECTION 4.16. Relationships with Customers, Suppliers, Distributors and Sales Representatives. As of the date hereof, since December 31, 1997 the Company has not received written notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify its relationship with the Company or any subsidiary which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

              SECTION 4.17. Contracts. Section 4.17 of the Company Disclosure Schedule lists all written or oral contracts, agreements, guarantees or leases (each a "Contract") to which the Company or any of its subsidiaries is a party and which fall within any of the following categories: (i) material joint venture, partnership and similar agreements, (ii) Contracts containing covenants purporting to limit the freedom of the Company or any of its subsidiaries to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals, (iii) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries (other than the Company and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (iv) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any of its subsidiaries and which have or had a term in excess of one year when executed, (v) Contracts relating to any outstanding commitment for capital expenditures in excess of $300,000, (vi) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $100,000, letters of credit or other agreements or instruments of the Company or any of its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $100,000 by the Company or any of its subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any of its subsidiaries (vii) Contracts with or for the benefit of any affiliate of the Company (other than subsidiaries of the Company), (viii) any employment or consulting agreement requiring payments in the aggregate in excess of $100,000; and (ix) any Contract that would reasonably be expected to prohibit or materially delay the consummation of the transactions contemplated by this Agreement. All of the Contracts required to be disclosed by this Section 4.17 are valid and binding obligations of the Company or a subsidiary of the Company and, to the Company's knowledge as of the date hereof, the valid and binding obligation of each other party thereto, except such Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

              SECTION 4.18. Rights Agreement. The Company and the Company Board have authorized all necessary action to amend the Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Common Shares pursuant to the Offer or the consummation of the Merger, in each case in accordance with the terms of this Agreement, will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Parent, the Purchaser or any of their Affiliates or Associates to be an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement), and such amendment shall be in full force and effect from and after the date hereof.

              SECTION 4.19. Affiliated Transactions. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees or affiliates (nor any individual related by blood, marriage or adoption to any such individual), is a party to any agreement, contract, commitment, transaction or understanding with or binding upon the Company or any of its subsidiaries or any of their respective assets or has engaged in any transaction with any of the foregoing within the last twelve months except for customary payments to employees, officers or directors in the ordinary course of business consistent with past practice for services rendered in their capacity as employees, officers or directors.

              SECTION 4.20. Brokers. Except for the engagement of CSFB, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company has previously delivered to Parent a copy of the Company's engagement letter with CSFB. The aggregate Merger Fees owed or which will be owing by the Company and its subsidiaries in connection with the Offer, the Merger and the transactions contemplated by this Agreement will not exceed the amount set forth in Section
4.20 of the Company Disclosure Schedule. "Merger Fees" means all fees and expenses paid or payable by or on behalf of the Company or any of its subsidiaries to all attorneys, accountants, investment bankers, financial advisors and other experts and advisors incident to negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby.

              SECTION 4.21. Opinion of CSFB. The Company has received the opinion of CSFB to the effect (and the Company will receive a written opinion of CSFB confirming) that, as of the date of this Agreement, the consideration to be received by the holders of Common Shares (other than Parent or any of its affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has previously delivered, or will deliver promptly upon receipt, to Parent a true and correct copy of any such written opinion.

              SECTION 4.22. Condition of Assets. The properties and assets, including the equipment, supplies and other consumables, owned, leased or used by the Company and its subsidiaries in the operation of their respective business are in good operating condition and repair, ordinary wear and tear excepted, are reasonably suitable for the purposes for which they are used, are reasonably adequate and sufficient for the Company's and its subsidiaries' current operations and are directly related to the business of the Company and its subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.


                                    ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

              Parent and the Purchaser represent and warrant to the Company as follows:

              SECTION 5.1. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and each subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Affect on Parent. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each of its subsidiaries (including the Purchaser) has the requisite power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent," as used in this Agreement, means any change or effect that is or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole, other than any change or effect to the extent attributable to (i) the economy or the securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof or
(iii) Parent's industry in general, and not specifically relating to Parent or its subsidiaries.

              SECTION 5.2. Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and by Parent as sole stockholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms.

              SECTION 5.3. No Conflict; Required Filings and Consents.

                  (a) Assuming (i) the filings required under the HSR Act are made and the waiting periods thereunder have terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met and (iii) the filing of the certificate of merger and other appropriate merger documents, if any, as required by the DGCL, is made, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to Parent or the Purchaser or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, the triggering of any payment by, or the increase in any other obligation of, Parent or any of its subsidiaries or the creation of any Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser or any of their subsidiaries is a party or by which Parent or the Purchaser or any of their subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii) or (iii) above, any such violations that, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions contemplated hereby or thereby.

                  (b) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or thereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act and any state securities "blue sky" or takeover law, (ii) the filing of a certificate of merger pursuant to the DGCL, and (iii) compliance with the HSR Act; provided that Parent and Purchaser make no representation with respect to such of the foregoing as are required by reason of the regulatory status of the Company or any of its subsidiaries or facts specifically pertaining to any of them.

              SECTION 5.4. Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion or incorporation by reference in (i) the Schedule 14D-9, (ii) the Proxy Statement or (iii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              SECTION 5.5. Financing. Parent has, and will have at the closing of the Offer and the Effective Time, available to it sufficient funds to consummate the transactions contemplated by this Agreement, and will cause the Purchaser to have sufficient funds available to consummate the Offer and the Merger and the transactions contemplated hereby.


                                   ARTICLE VI

                                    COVENANTS

              SECTION 6.1. Conduct of Business of the Company. Except as expressly contemplated by this Agreement, or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it, including, without limitation, maintaining satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with the Company. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

                  (a) adopt any amendment to its Certificate of Incorporation or By-Laws or comparable organizational documents or adopt a plan of merger, consolidation, reorganization, dissolution or liquidation;

                  (b) sell, pledge or encumber any stock owned by it in any of its subsidiaries;

                  (c) issue, reissue or sell, or authorize the issuance, reissuance or sale of, (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares (and the related Rights) pursuant to the exercise of Options outstanding on the date hereof (or, if a Distribution Date (as defined in the Rights Agreement) shall occur as a result of any action by a party other than Parent or the Purchaser, the Rights) or (B) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof (other than the Rights if a Distribution Date shall occur under the aforesaid circumstances);

                  (d) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly-owned subsidiaries;

                  (e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                  (f) except as set forth in Section 6.1 of the Company Disclosure Schedule: hire any employee with aggregate annual compensation and benefits in excess of $100,000, or increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or make any payment described in Section 4.8 of this Agreement in excess of the amount set forth in Section 4.8 of the Company Disclosure Schedule (subject to the adjustments specified therein), or grant any severance or termination pay to any officer, director or other employee of the Company or any of its subsidiaries (other than as required by existing agreements or policies described in the Company Disclosure Schedule), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting or exercisability under any Plan for the benefit or welfare of any current or former directors, officers or employees of the Company or its subsidiaries or their beneficiaries or dependents, except, in each case, to the extent required by applicable law or regulation or by the terms of any collective bargaining agreement; provided that the Company may accelerate the vesting of Options at any time prior to the Effective Time;

                  (g) acquire, mortgage, encumber, sell, lease, license or dispose of any assets which are material to the Company or securities, except pursuant to existing contracts or commitments in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company;

                  (h) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur, assume or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments and in accordance with their terms, (iv) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company, (v) take any of the actions set forth in Section 6.1(h) of the Company Disclosure Schedule, (vi) accelerate or delay in any material respect collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (vii) accelerate or delay in any material respect payment of accounts payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (viii) vary the Company's inventory practices in any material respect from the Company's past practices;

                  (i) settle or compromise any suit or claim or threatened suit or claim if the amount involved in such settlement or compromise is greater than $300,000 or if the aggregate amount involved for all such settlements and compromises is in excess of $500,000;

                  (j) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries;

                  (k) make any material tax election not required by law or settle or compromise any material tax liability, except in the case of any such liability to the extent reserved for on the Company's financial statements;

                  (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business consistent with past practice;

                  (m) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

                  (n) enter into any contract or agreement other than in the ordinary course of business consistent with past practice;

                  (o) except as may be required as a result of a change in law or in generally accepted accounting principles, make any change in its methods of accounting, including tax accounting policies and procedures;

                  (p) take, or commit to take, any action that would or is reasonably likely to result in any of the Tender Offer Conditions or any of the conditions to the Merger set forth in Article VII not being satisfied;

                  (q) agree in writing or otherwise to take any of the foregoing actions prohibited under this Section 6.1.

              SECTION 6.2. Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and the Purchaser may from time to time reasonably request. The Company shall furnish promptly to Parent and the Purchaser a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws. Parent and the Purchaser agree that any information furnished pursuant to this Section 6.2 will be subject to the provisions of the letter agreement dated September 24, 1998 between Parent and the Company (the "Confidentiality Agreement").

              SECTION 6.3. Efforts.

                  (a) Subject to the terms and conditions provided herein, each of the Company, Parent and the Purchaser shall, and shall cause each of its subsidiaries to, cooperate and use reasonable best efforts to make, or cause to be made, all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Offer Documents, the
Schedule 14D-9, the Proxy Statement and any required filings under the HSR Act (which filings under the HSR Act shall be made by the parties within five business days after the date hereof) and any amendments to any thereof.

                  In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, that should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  (b) Each of the parties will use its reasonable best efforts to (i) obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement, (ii) prevent any action or proceeding by any Governmental Entity with respect and adverse to the transactions contemplated by this Agreement, (iii) defend any lawsuits or other proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) subject in the case of the Company to its rights set forth in Sections 1.2(a) and 6.10(a), cause the Tender Offer Conditions and the conditions to the Merger set forth in Article VII to be satisfied.

                  (c) Except as otherwise expressly contemplated by this Agreement, Parent will not, and will not permit any of its subsidiaries to, during the period from the date of this Agreement to the Effective Time, without the prior written consent of the Company take or commit to take any action that would or is reasonably likely to result in any of the Tender Offer Conditions or any of the conditions to the Merger set forth in Article VII not being satisfied.

              SECTION 6.4. Public Announcements. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement (including statements made generally to employees or shareholders of the Company and its subsidiaries) with respect to the Offer, the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

              SECTION 6.5. Employee Benefit Arrangements.

                  (a) From and after the Effective Time, Parent will honor, or cause to have honored, all obligations of the Company under the Plans; provided, however, that with respect to the contracts listed in Section 6.5(d) of the Company Disclosure Schedule, Parent shall not be required to pay or cause to be paid any amounts under such contracts in excess of the amounts set forth in such Section 4.8 of the Company Disclosure Schedule (subject to the adjustments specified therein). Notwithstanding the foregoing, from and after the Effective Time, subject to the remaining provisions of this Section 6.5(a), Parent or its designee may exercise any right to amend, modify, alter or terminate any Plans, provided that any such action shall not adversely affect the vested rights of any employees or other beneficiaries which shall have arisen thereunder prior to such amendment, modification, alteration or termination, and shall not affect any rights for which the agreement of the other party or a beneficiary is required.

                  (b) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its subsidiaries (to the extent such service was recognized by the Company or its subsidiaries under any comparable Plan) of each employee of the Company or any of its subsidiaries as of the Effective Time (the "Company Employees") in connection with the Parent employee benefit plans for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan) in which such Company Employee is eligible to participate following the Effective Time. From and after the Effective Time, Parent will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent such limitations or waiting periods did not apply to the Company Employees under the Plans) under any group health plans of Parent to be waived with respect to the Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time. From and after the Effective Time, Parent will, or will cause the Surviving Corporation, to provide severance benefits to eligible Company Employees pursuant to the terms and conditions set forth on Exhibit 6.5(d)(i) of the Company Disclosure Schedule.

                  (c) The Company will not take any action that could prevent or impede the termination of the 1987 Stock Option Plan, the 1990 Stock Option Plan, the 1993 Stock Option Plan, the 1998 Stock Option Plan and the Employee Stock Purchase Plan, as any of them may have been amended, and all other Stock Plans, and any other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary, in each case, effective prior to the Effective Time. The Company will use its reasonable best efforts to obtain all necessary consents so that, after the Effective Time, holders of Options will have no rights other than the rights of the holders of Options to receive the Cash Payment (less any required withholding), if any, in cancellation and settlement thereof.

                  (d) Notwithstanding anything in this Agreement to the contrary, (i) the Company (or Parent, if applicable) may take any of the actions set forth in Section 6.5(d)(i) of the Company Disclosure Schedule before the Expiration Date and (ii) the Company shall take all necessary actions, including, without limitation, obtaining any required approvals by the Company's Board of Directors or using reasonable best efforts to obtain any required employee consents, in order to effectuate the items set forth in Section 6.5(d)(ii) of the Company Disclosure Schedule, upon the request of Parent and effective prior to the date designated by Parent, and, in either case, such actions shall not be considered a violation of any provision of this Agreement; provided, however, that the Company shall in no event be required to take any of the actions set forth in Section 6.5(d)(ii) of the Company Disclosure Schedule unless and until Parent and the Purchaser shall have irrevocably waived all of the Tender Offer Conditions which they are permitted to waive hereunder.

              SECTION 6.6. Indemnification; Directors' and Officers' Insurance.

                  (a) Parent agrees that, from and after the Effective Time, all rights to indemnification, defense and advancement of funds now existing in favor of individuals who at or prior to the Effective Time were directors or officers of the Company or any of its subsidiaries (the "Indemnified Parties"), as set forth in the Certificate of Incorporation or By-Laws of the Company or any agreements identified in Section 6.6 of the Company Disclosure Schedule, shall survive the Merger with respect to matters existing or occurring at or prior to the Effective Time. Parent agrees to cause the Surviving Corporation to honor all rights to indemnification, defense and advancement of funds referred to in the preceding sentence (including, to the extent required, providing sufficient funding to enable the Surviving Corporation to satisfy its obligations under the preceding sentence).

                  (b) Parent shall, or shall cause (including, to the extent required, by providing sufficient funding) the Surviving Corporation to, maintain in effect for not less than six years (subject to the last sentence of this Section 6.6(b)) from the Effective Time the current policies of the directors, and officers, liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous in the aggregate to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof (which the Company represents to be $233,200 for the 12-month period ending June 27, 1998) and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.6 (b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Notwithstanding the foregoing, at any time on or after the third anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level and scope of insurance coverage required under this Section 6.6(b) in lieu of causing to remain in effect any directors, and officers, liability insurance policy.

                  (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if and to the extent such failure does not materially prejudice Parent as the indemnifying party. After the Effective Time, in the event of any such claim, action, suit, proceeding or investigation (whether arising or asserted before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent and the Surviving Corporation elect not to assume such defense, or if counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as detailed statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest,
(ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  (d) This Section 6.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

              SECTION 6.7. Notification of Certain Matters. Parent and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

              SECTION 6.8. Rights Agreement. The Company covenants and agrees that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 25% or more of the Common Shares without causing a Distribution Date (as such term is defined in the Rights Agreement) to occur.

              SECTION 6.9. State Takeover Laws. Each party hereto shall, upon the request of any other party hereto, take all reasonable steps to assist in any challenge by such other party to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any state takeover law.

              SECTION 6.10. No Solicitation.

                  (a) The Company, its affiliates and their respective officers, directors (in their capacity as such), employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any material equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors (in their capacity as such), officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any material amount of capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of the Company or its subsidiaries, or any combination of the foregoing (other than the Offer and the Merger) (an "Acquisition Transaction"), or negotiate or engage in substantive discussions with any person (other than the Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into or resolve to enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any person who has delivered a bona fide written proposal for an Acquisition Transaction, and may terminate this Agreement pursuant to Section 8.1(g) of this Agreement in order to immediately thereafter enter into a definitive agreement with respect to such Acquisition Transaction, in each case, if the Company Board determines in good faith following consultation with outside counsel that failing to take such action would constitute a breach of the fiduciary obligations of the Company Board under applicable law, provided that prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement containing terms at least as favorable to the Company as those of the Confidentiality Agreement (other than the sixth paragraph thereof) with respect to the maintenance of confidentiality and the permitted use of information provided by or on behalf of the Company.

                  (b) From and after the execution of this Agreement, the Company shall promptly advise Parent of any discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent a copy of any such proposal, if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing. The Company shall promptly advise Parent of any material development relating to any such proposal, including the results of any discussions or negotiations with respect thereto.

                  (c) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders, in each case, if, in the good faith judgment of the Board of Directors of the Company following consultation with outside counsel, failure to take such positions or so to disclose such would constitute a violation of applicable law.


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

              SECTION 7.1. Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver (by each such party), at or before the Effective Time, of each of the following conditions:

                  (a) Stockholder Approval. The stockholders of the Company shall have duly adopted this Agreement, if required by applicable law.

                  (b) Purchase of Common Shares. The Purchaser shall have accepted for payment and paid for Common Shares pursuant to the Offer; provided, however, that this condition shall be deemed to be satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                  (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed by a Governmental Entity applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Common Shares illegal; provided that each party hereto shall use reasonable best efforts to prevent the entry of and to appeal any such order, judgment, decree, injunction or ruling or the enactment, promulgation or such other action by any Governmental Entity with respect to any such statute, rule or regulation.


                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

              SECTION 8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser); provided that if Shares are accepted for payment pursuant to the Offer, neither Parent nor the Purchaser may terminate this Agreement or abandon the Merger except pursuant to clause (a) below:

                  (a) by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

                  (b) by the Company if (i) Parent or the Purchaser fails to commence the Offer as provided in Section 1.1 hereof, or (ii) Parent or the Purchaser shall not have accepted for payment and paid for Common Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before March 31, 1999;

                  (c) by Parent or the Company if the Offer expires pursuant to its terms without any Common Shares being purchased thereunder;

                  (d) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the acceptance for payment of, or payment for, Common Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling;

                  (e) by Parent if the Company breaches its covenant in
Section 6.8;

                  (f) by Parent if the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, shall have approved or recommended any Acquisition Transaction, or shall have resolved to effect any of the foregoing; and

                  (g) by the Company in accordance with Section 6.10 of this Agreement.

              SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentence of Section 6.2 and the provisions of this Section 8.2 and
Section 8.3, which shall survive any such termination. Nothing contained in this
Section 8.2 shall relieve any party from liability for any willful breach of this Agreement.

              SECTION 8.3. Fees and Expenses.

                  (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  (b) In the event that this Agreement is terminated pursuant to
Section 8.1 (e), (f) or (g) or pursuant to Section 8.1(c) as a result of the failure of any of the conditions set forth in paragraph (d) of Exhibit A, then the Company shall, within two business days after (or, in the case of a termination pursuant to Section 8.1(g), at or prior to) such termination, pay Parent a termination fee of $20,000,000 (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. In the event that (i) a bona fide Acquisition Transaction has been proposed to the Company or publicly announced or disclosed, (ii) this Agreement is subsequently terminated pursuant to Section 8.1(b)(ii) or Section 8.1(c) (other than as a result of the failure of any of the conditions set forth in paragraph (d) of Exhibit A) and (iii) within six months of such termination the Company shall have entered into a definitive agreement or a written agreement in principle providing for an Acquisition Transaction with respect to, directly or indirectly, more than 50% of the capital stock of the Company or of the assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, the Company shall pay Parent the Termination Fee at or prior to execution of such agreement or agreement in principle in immediately available funds by wire transfer to an account designated by Parent.

                  (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

              SECTION 8.4. Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders or which otherwise violates applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

              SECTION 8.5. Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                                  MISCELLANEOUS

              SECTION 9.1. Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.9 (Options; Stock Plans), Section 3.2 (Payment for Common Shares), the last sentence of the second paragraph of Section 6.3(a) (Efforts - further action), Section 6.5 (Employee Benefit Arrangements) and Section 6.6

(Indemnification; Directors' and Officers' Insurance) shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

              SECTION 9.2. Entire Agreement; Assignment.

                  (a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (except that the Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company provided that no such assignment shall relieve Parent of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

              SECTION 9.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

              SECTION 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

              If to Parent or the Purchaser:

              Vulcan Materials Company
              One Metroplex Drive
              Birmingham, Alabama 35209
              Attention: General Counsel
              Facsimile Number: (205) 877-3296

              with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019
              Attention: Edward D. Herlihy, Esq.
              Facsimile Number: (212) 403-2000

              If to the Company:

              CalMat Co.
              3200 San Fernando Road
              Los Angeles, California 90065
              Attention: General Counsel
              Facsimile Number: (323) 258-1583

              with a copy to:

              Cravath, Swaine & Moore
              825 Eighth Avenue
              New York, New York 10019
              Attention: Robert A. Kindler, Esq.
              Facsimile Number: (212) 474-3700

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

              SECTION 9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement,
(ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than a Delaware state court or a federal court sitting in the State of Delaware.

              SECTION 9.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

              SECTION 9.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

              SECTION 9.8. Parties in Interest. Except with respect to Sections
2.9 and 6.6 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

              SECTION 9.9. Certain Definitions. As used in this Agreement:

                  (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act); and

                  (c) the term "Subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

              SECTION 9.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware state court or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

              IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


ATTEST:                                VULCAN MATERIALS COMPANY

By:  /s/ William F. Denson, III        By:   /s/ Donald M. James
   ----------------------------------     ----------------------------------
Name: William F. Denson, III           Name: Donald M. James
Title: Senior Vice President           Title: Chairman and Chief
       Law and Secretary                      Executive Officer

ATTEST:                                ALB ACQUISITION CORPORATION

By:  /s/ William F. Denson, III        By:  /s/ Donald M. James
   ----------------------------------     ----------------------------------
Name: William F. Denson, III           Name: Donald M. James
Title: Senior Vice President,          Title: Chairman and Chief
       Law and Secretary                      Executive Officer

ATTEST:                                CALMAT CO.


By: /s/                                By: /s/ A. Frederick Gerstell
   ----------------------------------     ----------------------------------
Name:                                  Name:  A. Ferderick Gerstell
Title:                                 Title: Chairman and Chief Executive
                                              Officer

                                  [BLANK PAGE]

                                                                   Exhibit A

                  The capitalized terms used in this Exhibit A shall have the same meanings set forth in the Agreement and Plan of Merger to which this
Exhibit is attached, except that as used in this Exhibit A the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

                  Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Common Shares and, subject to the terms of the Merger Agreement, may amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Common Shares which represents at least a majority of the total number of outstanding Common Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the Offer or the Merger shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date hereof and prior to the expiration of the Offer, any of the following events (each, an "Event") shall occur:

                  (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that reasonably would be expected to: (i) make illegal or otherwise prohibit consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, in each case as a result of or principally in connection with the Offer or the Merger,
         (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote any Common Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, or (iv) require divestiture by Parent or the Purchaser of any Common Shares; or

                  (b) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

                  (c) there have been any changes or effects that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; or

                  (d) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph (d) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Common Shares has been acquired by any person (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange Act), (ii) the Company Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or approved or recommended any Acquisition Transaction, (iii) a Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Transaction (whether in violation of the Merger Agreement or not), or (iv) the Company Board or any committee thereof shall have resolved to do any of the foregoing; or

                  (e) the Company and the Purchaser and Parent shall have reached a written agreement authorized by their respective Boards of Directors that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

                  (f) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent the consummation of the Offer or the Merger; or

                  (g) the Company shall have failed to perform or to comply with any of its obligations, covenants or agreements under the Merger Agreement in any material respect.

                  The foregoing conditions (including those set forth in clauses
(i) and (ii) of the initial paragraph) may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions. The conditions set forth in clauses (a) through (g) above are for the benefit of the Parent and the Purchaser and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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